Exhibit 10.2

ESCROW AGREEMENT

This Escrow Agreement (the “Agreement”) is entered into as of October 14, 2003 (“Effective Date”), by and among Vital Living, Inc., a Nevada corporation (“Acquiror”), all the Shareholders (the “Shareholders”) of Doctors for Nutrition, Inc., a California corporation (“DFN”), Mercantile National Bank-California, (“Mercantile National Bank”) a California banking corporation, in its capacity as escrow agent hereunder (the “Escrow Agent”),  and Bruce Howe, in his capacity as the representative of the Shareholders (the “Shareholders’ Representative”) in connection with the transaction set forth in that certain Stock Purchase Agreement (the “Purchase Agreement”), dated October 14, 2003, by and among Acquiror and the Shareholders.

RECITALS

This Agreement is being entered into in reference to the following facts:

A.                                   Shareholders and Acquiror have entered into the Purchase Agreement pursuant to which Acquiror is acquiring all of the outstanding common stock of DFN (the “Transaction”), all as further specified in the Purchase Agreement. Capitalized terms used in this Agreement and not otherwise defined, shall have the meanings given them in the Purchase Agreement.

B.                                     Pursuant to the Purchase Agreement, a portion of the Purchase Price payable to the Shareholders consisting of 825,000 shares of Acquiror stock is to be deposited into an escrow fund (i) 175,000 shares (“Indemnification Shares”) of which will secure certain of the indemnification obligations made by the Shareholders to Acquiror under the Purchase Agreement and (ii) 650,000 shares (“Earnout Shares”) of which are to be released to the Shareholders only if certain financial targets of DFN are met, all on the terms and conditions set forth therein and herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto hereby agree as follows:

AGREEMENT

1.                                      Appointment; Escrow Account.

(a)                                  Acquiror and Shareholders each hereby appoint the Escrow Agent to act as escrow holder for the Escrow Fund (as hereinafter defined) under the terms hereof.  Escrow Agent hereby accepts such appointment and agrees to act as escrow holder for the Escrow Fund in accordance with the terms hereof.

(b)                                 Immediately following Escrow Agent’s execution of this Agreement, Escrow Agent shall establish an account at Mercantile National Bank (the “Escrow Account”) for the purpose of receiving and holding the Escrow Fund.

(c)                                  The Shareholders hereby appoint Bruce Howe to act as representative for the Shareholders under the terms hereof and Bruce Howe hereby accepts such appointment.

2.                                      Escrow Fund; Administration

(a)                                  On the Effective Date, Acquiror shall deposit with the Escrow Agent 825,000 shares of the Acquiror’s Common Stock (the “Escrow Fund”).  The Escrow Fund shall be held at all time in the Escrow Account as an escrow fund during the Escrow Period as defined in Section 5 below and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party hereto.  Escrow Agent agrees to accept delivery of the Escrow Fund and to hold such Escrow Fund in the Escrow Account subject to the terms and conditions of this Agreement.  Upon request from time to time, Escrow Agent shall notify Acquiror and Shareholders’ Representative of the amount of the Escrow Fund then held in the Escrow Account.

(b)                                 Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as an escrow fund in accordance with the terms of this Agreement and not as the property of Acquiror and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

3.                                      Disbursement of Earnout Shares From Escrow Fund.  Escrow Agent shall administer the Earnout Shares in the Escrow Fund as described in this Section 3.  On or before December 30, 2004, Acquiror shall deliver to Escrow Agent Purchaser’s Earnout Statement together with its calculation of the number of Earnout Shares, if any, to be disbursed to the Shareholders and the number of Earnout Shares, if any, to be returned to Acquiror (“Acquiror’s Earnout Notice”).  Acquiror will deliver a copy of Acquiror’s Earnout Notice to Shareholders’ Representative prior to or at the same time it provides such information to Escrow Agent.  If Escrow Agent does not receive a Dispute Notice from Shareholders’ Representative within 60 days after Escrow Agent has received the Acquiror’s Earnout Notice, it shall disburse the Earnout Shares in the manner specified in the Acquiror’s Earnout Notice.  If Escrow Agent does receive a Dispute Notice from Shareholders’ Representative within 60 days after Escrow Agent has received the Acquiror’s Earnout Notice, then Escrow Agent shall hold such Earnout Shares until it receives a jointly signed instruction from Acquiror and Shareholders’ Representative specifying the agreed upon disbursement or a copy of the Expert Calculations in which case it shall make the disbursement of the Earnout Shares based on the EBITDA Amount shown in the Expert Calculations as follows: if the EBITDA Amount is (i) less than $200,000, then the entire balance of the Earnout Shares being held by the Escrow Agent shall be released to the Acquiror;  (ii) is at least $200,001 but less than $250,000, then (1) 125,000 shares of the Earnout Shares shall be released to the Shareholders, to be distributed among them in the percentages set forth on Exhibit A attached hereto and (2) any remaining Earnout Shares shall be released to the Acquiror; or  (iii) is at least $250,000, then a number of Earnout Shares equal to the sum of (1) 250,000 shares of Earnout Shares plus (2) 10,000 additional shares of Earnout Shares for each additional $10,000 of EBITDA Amount in excess of $250,000 (up to the remaining balance of Earnout Shares) shall be released to the Selling Shareholders, to be distributed among them in the percentages set forth on Exhibit A attached hereto, and any remaining Earnout Shares shall be released to the Acquiror.

4.                                      Release of Indemnification Shares.

(a)                                  Upon receipt by Escrow Agent at any time during the Escrow Period of a written notice from Acquiror (a “Claim Notice”) stating that Acquiror has an Indemnifiable Claim,  specifying the nature and estimated amount of its Damages and the number of Indemnification Shares to which it is entitled based on the amount of Damages, Escrow Agent shall deliver to Acquiror out of the Indemnification Shares, unless an objection is received from the Shareholders’ Representative within twenty days of receipt of the Claim Notice, the number of Indemnification Shares specified by Acquiror in the Claim Notice.

(b)                                 If the Shareholders’ Representative objects in writing to any claim or claims made in any Claim Notice, which objection shall be made to Escrow Agent and Acquiror within 20 days after receipt of a Claim Notice by the Escrow Agent,  then Indemnification Shares equal to the amount that would have been released to Acquiror if no objection by Shareholders’ Representative was delivered to Escrow Agent shall not be released by Escrow Agent from the Indemnified Shares until such time as (i) joint written instructions (the “Joint Instructions”), executed by the Shareholders’ Representative and Acquiror, are delivered to the Escrow Agent directing the Escrow Agent to the manner and amount of any disbursement to be made or (ii) a certified copy of a judgment of a court of competent jurisdiction determining that an amount is due to Acquiror is delivered to the Escrow Agent.

(c)                                  Copies of all notices and other communications including a Claim Notice (or an objection thereto) among the parties pursuant to this Section 4 shall be delivered to each party hereto concurrently with delivery to any other party hereto.

5.                                      Final Release of Escrow Fund.  Subject to the following requirements and extension for unresolved disputes, the Escrow Fund shall remain in existence from the Effective Date until the fifteen month anniversary of the date of the Effective Date (the “Escrow Period”). Upon the expiration of the Escrow Period, the Escrow Fund shall terminate with respect to all Escrow Shares then remaining in the Escrow Fund, and all such remaining Escrow Shares shall be delivered to the Shareholders, to be distributed among them in the percentages set forth on Exhibit A attached hereto, provided however, that an amount of the Escrow Fund which is necessary to satisfy any unsatisfied claims specified in any Claim Notice delivered to Escrow Agent prior to the expiration of such Escrow Period shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved.  As soon as all such claims have been resolved, Escrow Agent shall deliver to the relevant Shareholders the remaining Escrow Fund not required to satisfy such claims.

6.                                      DFN Shareholders’ Representative.

Bruce Howe (“Howe”) shall be deemed the Shareholders’ Representative, and Acquiror and Escrow Agent may rely on the statements and signature of Howe as binding .  Notices or communications to or from Howe shall constitute notice to or from the Shareholders.  A decision, act, consent or instruction of Howe shall constitute a decision of the Shareholders and shall be final, binding and conclusive with respect to the Escrow Fund.  Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of Howe.

7.                                      Escrow Agent’s Duties.

(a)                                  Acquiror shall indemnify Escrow Agent and hold it harmless from and against any fee, loss, liability or expense (including reasonable attorney’s fees and expenses) (a “Loss”) incurred by Escrow Agent arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement or with the administration of its duties hereunder, unless such Loss shall arise out of or be caused by Escrow Agent’s gross negligence, bad faith or willful misconduct; provided however the indemnity agreement contained in this Section 7(a) shall not apply to amounts paid in settlement of any Loss if such settlement is effected without the consent of Acquiror and the Shareholders’ Representative.

(b)                                 Acquiror shall indemnify and hold Escrow Agent harmless from and against any taxes, additions for late payment, interest, penalties and other expenses, that may be assessed against Escrow Agent on any payment or other activities under this Agreement unless any such tax, addition for late payment, interest, penalty or other expense shall arise out of or be caused by the actions of, or a failure to act by, Escrow Agent.

(c)                                  Escrow Agent’s duties and obligations hereunder shall be determined solely by the express provisions of this Agreement. Escrow Agent’s duties and obligations are purely ministerial in nature, and nothing in this Agreement shall be construed to give rise to any fiduciary obligations of Escrow Agent with respect to Acquiror or Shareholders.  Escrow Agent is not charged with any duties or responsibilities with respect to the Purchase Agreement and shall not be concerned with the terms thereof. Escrow Agent shall not be required to notify or obtain the consent, approval, authorization, or order of court or governmental body to perform its obligations under this Agreement, except as expressly provided herein.

(d)                                 In the event of any disagreement or the presentation of any adverse claim or demand in connection with the disbursement of the Escrow Fund, except as otherwise provided herein, then Escrow Agent may, at its option, after providing written notice to Acquiror and the Shareholders’ Representative of such disagreement or adverse claim or demand, refuse to comply with any such claims or demands during the continuance of such disagreement and may refrain from delivering any item affected hereby, and in so doing, Escrow Agent shall not become liable to the undersigned or to any other person, due to its failure to comply with such adverse claim or demand.  If Acquiror and/or the Shareholders’ Representative, as appropriate do not provide satisfactory assurances to Escrow Agent that it may act in accordance with the other provisions of this Agreement, Escrow Agent shall be entitled to continue, without liability, to refrain and refuse to act until:

(i)                                     authorized to disburse the Escrow Fund by an order from a court purporting to have jurisdiction of the parties and the Escrow Fund, after which time Escrow Agent shall be entitled to act in conformity with such order; or

(ii)                                  Escrow Agent (i) shall have been notified that all differences shall have been adjusted by agreement, and (ii) shall have been directed in writing to take certain actions with respect to the Escrow Fund subject to the adverse claim or demand, signed jointly or in counterpart by the Shareholders’ Representative and/or Acquiror and by all persons making adverse claims or demands, at which time Escrow Agent shall be protected in acting in compliance therewith.

At any time prior to Escrow Agent’s receipt of a court order or a notice, as provided in clauses (i) or (ii) of this Section 7(d) Escrow Agent may, but is not required to, file a suit in interpleader and obtain an order from the court requiring the parties to interplead and litigate in such court adverse claims or demands raised pursuant to this Section 7(d).  If such interpleader suit is brought, then Escrow Agent shall ipso facto be fully released and discharged from all obligations to further perform any and all duties or obligations imposed upon it in relation to the disputed amount. Acquiror agrees to reimburse Escrow Agent for all costs, expenses, and reasonable attorney’s fees expended or incurred by Escrow Agent in connection with such adverse claim or demand, the amount thereof to be fixed and judgment thereof to be rendered by the court in such lawsuit.

(e)                                  Escrow Agent shall not be liable to anyone whatsoever by any reason of error of judgment or for any act done or step taken or omitted by them in good faith or for any mistake of fact or law or for anything which they may do or refrain from doing in connection herewith unless caused by or arising out of their own gross negligence or willful misconduct.  In no event shall Escrow Agent be liable for any indirect, special, consequential damages, or punitive damages.

(f)                                    Escrow Agent shall be entitled to rely on and shall be protected in acting in reliance upon any instructions or directions furnished to it in writing or pursuant to any provisions of this Agreement and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper, or other document furnished to it and believed by it to be genuine and to have been signed and presented by the proper party or parties. The Shareholders’ Representative and Acquiror shall not include Escrow Agent’s name in any document unless such document has been approved in writing by the Escrow Agent, except with regard to those documents pertaining to and referring to Escrow Agent’s functions pursuant to this Agreement.

(g)                                 Escrow Agent may resign at any time upon giving at least 30 days written notice to Acquiror and the Shareholders’ Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent, which shall be accomplished as follows:  Acquiror and the Shareholders’ Representative shall use their best efforts to mutually agree upon a successor agent within 30 days after receiving such notice.  If the parties fail to agree upon a successor escrow agent within such time, the Shareholders’ Representative shall have the right to appoint a successor escrow agent, such appointment to be made in his reasonable best judgment.  The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent.  If no successor escrow agent is named, Escrow Agent may apply to a court of competent jurisdiction for the appointment of a successor escrow agent.  Thereafter, the predecessor Escrow Agent shall be discharged from any further duties and liabilities under this Agreement.

8.                                      Fees, Expenses and Taxes.  Acquiror shall pay to Escrow Agent, as compensation for its services hereunder the following amounts (a) a $2,500 non-refundable start-up fee, payable upon Escrow Agent’s execution of this Agreement; (a) an annual renewal fee of $1,000, payable upon each anniversary of the date of this Agreement; and (c) a $50 escrow processing fee (for each receipt and disbursement of the Escrow Fund) and all customary charges assessed by Mercantile National Bank in connection with the Escrow Account, upon the Escrow Agent’s demand.  Upon demand, Acquiror will pay or reimburse Escrow Agent for all expenses, disbursements and advances incurred or made at the request of that party.  If Acquiror fails to pay any fee or other sums owing to Escrow Agent hereunder when due then Escrow Agent may pay out of and charge to the Escrow Fund all such fees and sums.  Taxes incurred with respect to the earnings of the Escrow Fund and payments made hereunder shall be borne by the party to whom such earnings are distributed (or to be distributed) or to whom such payment is made.

9.                                      Miscellaneous.

(a)                                  Voting.  All shares of the Acquiror Common Stock held in the Escrow Account shall be voted by the applicable Shareholder as if such shares had been distributed.

(b)                                  Amendments and Waivers.  Any term of this Agreement may be amended or waived with the written consent of the parties or their respective successors and assigns.  Any amendment or waiver effected in accordance with this Section 9(b) shall be binding upon the parties and their respective successors and assigns.

(c)                                  Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(d)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  If any portion of subsection (h) below shall be unenforceable, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the California or federal courts encompassing the city of Los Angeles,  in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(e)                                  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f)                                    Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement

(g)                                 Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

If to the Acquiror:	5080 N. 40th STREET
SUITE 105
PHOENIX, AZ 85018-2147
Telephone:602 952-9909
Facsimile: 602-952-7129

With an Additional	Bruce P. Vann, Esq.
Copy to:	Kelly Lytton & Vann LLP
1900 Avenue of the Stars, Suite 1450
Los Angeles, California 90067

Facsimile:  310-277-5953

If to Shareholders’	Mr. Bruce Howe
Representative:	5375 Mira Sorrento Place, Suite 100
San Diego, CA 92121
Telephone No.: 858-622-0111
Facsimile No.: 858-622-[•]

With an Additional
Copy to:	Cooley Godward LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Lance Bridges, Esq.
Telephone No.: 858-550-6000
Facsimile No.: 858-550-6420

If to Escrow Agent:	Mercantile National Bank
1840 Century Park East
Los Angeles, Ca. 90067
Attn: Mandie Rush
Facsimile: 310 788 0669

(h)                                 Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable.  If the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(i)                                    Arbitration.   All disputes between the Shareholders’ Representative and/or Acquiror on the one hand, and Escrow Agent, on the other hand, relating to the payment of the Escrow Fund and/or Escrow Agent’s rights, obligations, and liabilities arising from or related to this Agreement shall be resolved by mandatory binding expedited arbitration as provided in Section 4(c) above.  Acquiror, the Shareholders’ Representative, and Escrow Agent shall abide by any decision rendered in such arbitration, and that any court having jurisdiction may enforce such a decision.

(j)                                    Entire Agreement.  Except as set forth in the Merger Agreement (the terms of which Escrow Agent is not to be concerned), this Agreement is the product of all of the parties hereto, and constitutes the entire agreement among such parties pertaining to the subject matter hereof.   Any and all other written or oral agreements existing between the parties hereto regarding such transactions are expressly canceled.

(k)                                Advice of Legal Counsel.  Each party acknowledges and represents that, in executing this Agreement, it has had the opportunity to seek advice as to its legal rights from legal counsel and that the person signing on its behalf has read and understood all of the terms and provisions of this Agreement.  This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VITAL LIVING , INC.	SHAREHOLDERS:

By:
Name: Brad Edson
Title: Chief Executive Officer	Bruce Howe

By:
Name: Stuart Benson
Title: President	Derek Howe

Maynard Howe

Ezra Bejar

Roger Howe

David Stenmoe

John Maher

Pailla Reddy

Ryan Howe

Robert Nemer

Agreed and Accepted	Agreed and Accepted:
“ESCROW AGENT”	“SHAREHOLDERS’ REPRESENTATIVE”

MERCANTILE NATIONAL BANK

By:
Mandie Rush, Senior Vice President	Bruce Howe